UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to ss.240.14a-12

                              NYMEX HOLDINGS, INC.
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                      (Name of Registrant as Specified in Its Charter)

                                816 PARTNERS LLC
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            (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:


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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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On September 22, 2005, Mr. Michel D. Marks, the founding member of 816 Partners
LLC ("816 Partners") and a stockholder of NYMEX Holdings, Inc. ("NYMEX"), delivered a letter to the NYMEX shareholders, along with a copy of a letter that Mr. Marks had previously delivered to the NYMEX Board of Directors that describes 816 Partners' proposal for a transaction with NYMEX. A copy of Mr. Marks' letter to shareholders, including the attached letter to the NYMEX Board of Directors, is filed herewith as Exhibit 2.

The letters are being filed as "soliciting materials" pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 because NYMEX has announced that it has signed a non-binding letter of intent with General Atlantic LLC pursuant to which General Atlantic would invest $135 million for a 10% equity stake in NYMEX and consummation of the transaction would be subject to approval by NYMEX shareholders, among other conditions. Because the letters may be deemed to relate to a matter on which shareholders may in the future be asked to vote, they are being filed herewith by 816 Partners. 816 Partners does not hereby concede that the letters constitute proxy soliciting material.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND/OR CONSENT SOLICITATION STATEMENT RELATING TO THE SOLICITATION OF PROXIES OR WRITTEN CONSENTS BY 816 PARTNERS LLC AND CERTAIN OF ITS AFFILIATES FROM THE STOCKHOLDERS OF NYMEX HOLDINGS, INC. FOR USE IN CONNECTION WITH A SPECIAL MEETING OF STOCKHOLDERS OR ACTION BY WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF A MEETING WHEN AND IF SUCH SOLICITATION MATERIALS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY OR CONSENT SOLICITATION STATEMENT AND A FORM OF PROXY OR WRITTEN CONSENT WILL BE MAILED TO STOCKHOLDERS OF NYMEX HOLDINGS, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY OR CONSENT SOLICITATION IS CONTAINED IN EXHIBIT 1 HERETO.


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                                                                       EXHIBIT 1
                             POTENTIAL PARTICIPANTS

The potential participants in the potential solicitation of proxies or consents (the "Participants") may include the following: 816 Partners LLC ("816 Partners"), Mr. Michel D. Marks, Mr. Jonathan Arginteanu, Ms. Donna Calcaterra, Dr. John H. Davis, Mr. Donovan J. Forbes, Ms. Jill Ecklund, Mr. Jan Marks, Ms. Michele Sprietsma, Mr. William Thomas and Ms. Sherry Zabel. In addition, Hellman & Friedman Capital Partners V may participate in proposing a transaction involving NYMEX and as such may be deemed to be a potential participant in a potential solicitation of proxies, and certain other individuals may in the future be employed or otherwise retained by 816 Partners to assist with a potential solicitation of proxies or consents.

816 Partners is a Delaware limited liability company engaged in the business of making financial investments. Mr. Michel D. Marks is the founder of 816 Partners and is currently its sole member. Messrs. Arginteanu, Forbes and Thomas, Dr. Davis and Ms. Ecklund, Ms. Sprietsma and Ms. Zabel are consultants to, or have otherwise been retained by, 816 Partners in connection with its development of a proposal with respect to NYMEX, do not own beneficially any interest in securities of NYMEX, and will not receive any special compensation in connection with any potential solicitation. Hellman & Friedman Capital Partners V does not own beneficialy any interest in securities of NYMEX and will not receive any special compensation in connection with any potential solicitation.

Michel D. Marks was elected Chairman of the NYMEX in 1978 at the age of 28 and served in that position until 1987. Mr. Marks founded and developed the NYMEX energy futures complex, which included the listing of heating oil, gasoline, and crude oil futures and options contracts. Mr. Marks' energy initiative transformed the NYMEX from the smallest US exchange into the third largest in the world. The initiative also broke OPEC's stronghold and established NYMEX as the new global center for oil pricing. Mr. Marks graduated from Princeton University in 1972 with a bachelor's degree in Economics. Mr. Marks began his career in 1973 as a phone clerk for E.F. Hutton and soon after became a floor trader on the NYMEX and founded his own commodities firm. Mr. Marks also served as a NYMEX director from 2001 through June of 2005.

Mr. Arginteanu has been in the futures industry since 1978. He was manager of energy futures brokerage at Merrill Lynch. He joined Drexel Burnham Lambert in 1982 as Senior Vice-President and Head of Energy Brokerage. In 1985 he joined Banque Paribas (now BNP Paribas) as Vice-President and created futures brokerage subsidiaries in New York and London. He served as CEO of BNP Paribas' commodity futures brokerage business from 1988 until 2003. Mr. Arginteanu was a Senior Vice-President of the futures business for ABN AMRO until 2005.

Ms. Calcaterra has been involved in commodity futures at the NYMEX since 1976. She was a partner in Sal Calcaterra and Company, a floor brokerage firm on the exchange and President of Mara Futures, Ltd. Ms. Calcaterra is currently an equity member of the NYMEX and COMEX. Ms. Calcaterra has a BFA from Hunter and an MFA from Lehman College.

Dr. Davis is a Principal of the Technology Advisors Group, LLC. He spent 35 years in Bell Labs and AT&T, culminating his AT&T career as Chief Technology Officer of AT&T Communications Services. Since leaving AT&T in 1997 he has served on a number of boards and as an advisor to investors and senior managers in the high tech sector. He received his Bachelor's, Master's and Doctorate degrees from Georgia Tech, MIT and the University of Pennsylvania, all in the field of electrical engineering.

Ms. Ecklund is a financial consultant who provides clients with financial and accounting expertise. She has been in the commodity futures business since 1976 when she joined RB&H Financial Services, L.P., a clearing member of the CME, where she served as Vice-President and CFO. She also was a member of the CME Clearing House Committee. Ms. Ecklund holds an M.B.A. in Finance from the University of Chicago and a B.S. in Accountancy from Northern Illinois University. Ms. Ecklund has also passed the Uniform Certified Public Accountant's Exam.

Mr. Forbes has been in the Futures Industry since 1982 serving in various capacities for several major firms and exchanges. His experience in client relations, operations and marketing has solidified his reputation in the industry.

Mr. Jan Marks has been involved in commodity futures for 30 years. He is CFO of Paris Securities Corporation, a broker-dealer, NYSE member and owner and lessor of commodity and security exchange seats. He has been a gold and silver options trader since 1983. A Governor of COMEX, he serves as a member of their Business Conduct and Floor Committees.

Mr. Thomas is a consulting executive with more than 15 years experience designing and implementing financial consolidation and planning systems and data warehouse solutions. He acquired his extensive international experience in financially focused projects as Senior-Vice President of Corporate Business Development for Bearing Point Inc. (formerly KPMG Consulting) and as Partner In Charge of World-Class Finance for KPMG Consulting. Mr. Thomas is currently Senior Managing Director at ITEC Inc.

Ms. Sprietsma received her B.S. and M.S. degrees in Industrial Engineering and Operations Research from Virginia Tech, and graduate studies in Electrical Engineering from Southern Methodist University. Ms. Sprietsma is a former executive from the telecommunications industry with over 15 years of experience.

Ms. Zabel is a former member of the NYMEX and was the first female broker to trade on the floor from 1977 through 1988.

Mr. Michel D. Marks is the direct beneficial owner of two shares of common stock ("Common Stock") of NYMEX, which represent approximately 0.25% of outstanding shares of Common Stock as of the date hereof. Ms. Calcaterra is the direct beneficial owner of three shares of Common Stock, which represent approximately 0.37% of outstanding shares of Common Stock as of the date hereof. In addition, Mr. Michel D. Marks and Mr. Jan Marks collectively have indirect partial beneficial ownership of nine shares of Common Stock, which represent approximately 1.10% of outstanding shares of Common Stock as of the date hereof.

Mr. Michel D. Marks, Ms. Calcaterra and Mr. Jan Marks may be deemed to be members of a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with respect to the Common Stock they collectively own, as described above. However, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by any of such parties that he or she is the beneficial owner of any shares of Common Stock beneficially owned by any of the other parties, except as otherwise disclosed herein.

                                                                       EXHIBIT 2


                                 MICHEL D. MARKS
              ---------------------------------------------------
                                [GRAPHIC OMITTED]

September 22, 2005

Dear Fellow Shareholders,

In the spirit of being open and inclusive, I am writing to you personally to update you on our proposal and discussions with the Board.

Yesterday, at Mitchell Steinhause's request, I met with Mitch and Richard Schaffer to give them the details of our proposal for a new vision for NYMEX. As has been reported in the press, this proposal is backed by Hellman & Friedman, a leading private equity firm. We confirmed our proposal in the attached letter which was delivered to the Board prior to yesterday's meeting.

I have not received a response from the Board regarding our proposal. In particular, the Board has not indicated whether it will permit us to conduct due diligence and if not, why not.

Like you and all shareholders, I am very interested to hear the Exchange leadership's rationale for entering into a transaction with General Atlantic. The meeting on September 29 is an opportunity to learn the specific terms of the transaction and for shareholders to bring their questions and concerns out into the open.

To my knowledge, the Board has not seen fit to make a copy of its letter of intent with General Atlantic available to shareholders. As you know, my paramount concern is the future of the Exchange and how we, as shareholders, can capitalize on the opportunities before us and realize the highest value for our investment.

It is in the best interests of everyone to remain focused on that goal and go the extra mile. A robust exchange of opinions is necessary.

I remain keenly interested in your views and encourage you once again to contact me at any time.



Warm regards,

/s/ Michel






   14 Broad Street, Red Bank NJ 07701 O 732-530-4434 O MDMarks@earthlink.net

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND/OR CONSENT SOLICITATION STATEMENT RELATING TO THE SOLICITATION OF PROXIES OR WRITTEN CONSENTS BY 816 PARTNERS LLC AND CERTAIN OF ITS AFFILIATES FROM THE STOCKHOLDERS OF NYMEX HOLDINGS, INC. FOR USE IN CONNECTION WITH A SPECIAL MEETING OF STOCKHOLDERS OR ACTION BY WRITTEN CONSENT OF STOCKHOLDERS IN LIEU OF A MEETING WHEN AND IF SUCH SOLICITATION MATERIALS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY OR CONSENT SOLICITATION STATEMENT AND A FORM OF PROXY OR WRITTEN CONSENT WILL BE MAILED TO STOCKHOLDERS OF NYMEX HOLDINGS, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE POTENTIAL PARTICIPANTS IN A POTENTIAL PROXY OR CONSENT SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE
SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY 816 PARTNERS LLC ON SEPTEMBER 22, 2005.


   14 Broad Street, Red Bank NJ 07701 O 732-530-4434 O MDMarks@earthlink.net

                                 MICHEL D. MARKS
              ---------------------------------------------------
                                [GRAPHIC OMITTED]

September 20, 2005

To the NYMEX Board:

I appreciated the opportunity to meet with your representatives this morning. I would like to apprise you of the proposal that I made in order to ensure that it is understood. For this transaction, I have formed a group of seasoned industry professionals, 816 Partners, and we have decided to partner with Hellman & Friedman, a leading San Francisco-based firm with $8 billion under management.

The foundation of our offer is a new vision for NYMEX that will meet the critical issues facing the Exchange for the benefit of all NYMEX stakeholders. I am prepared to be fully engaged in addressing these challenges and opportunities. I would serve at the pleasure of the shareholders in a position they choose.

Hellman & Friedman is prepared to back 816 Partners to sponsor a transaction that benefits all constituents in the Exchange and delivers value superior to that reportedly being offered by Blackstone or General Atlantic.

o Based on our review of public information, we value 100% of the equity of the business at $1.4 billion. If we were permitted to conduct due diligence, that valuation could well be higher.

o We are prepared to enter into a fully-financed cash transaction to acquire 10% of the equity of the Exchange either from existing shareholders who want some liquidity or from the Exchange via a primary issuance of shares.

o We are also prepared, if shareholders desire, to consider a cash transaction involving a greater percentage ownership.

o Our investment will not require NYMEX balance sheet leverage unless that is the desire of the shareholders.

o We are willing to address the value of trading rights, lease income and the remaining equity stakes as the shareholders may desire.

We are prepared to commence due diligence immediately and complete it expeditiously.

Our team, together with Hellman & Friedman, brings considerable value to the table, aside from money alone. My experience with the Exchange as its Chairman and as a member is well known to each of you. Just as I assisted in meeting the challenges facing the Exchange in the early 1980s and led the development of the energy complex, today I am prepared to lead the Exchange in confronting the challenges in technology, competition and the transition to a public company governance structure.

Hellman & Friedman has assisted management groups facing such challenges in the past as both a strategic and financial partner. Most notable is their experience with The Nasdaq Stock Market where Frank Zarb, then Chairman of the NASD, turned to Hellman

& Friedman to assist in the transformation of The Nasdaq Stock Market into the profitable public exchange it is today. Frank is now a partner of Hellman & Friedman and, together with his colleagues, can assist in the transformation of the Exchange.

With that, we make the following requests to the Board:

o Do not make any decision today regarding a transaction with Blackstone or General Atlantic.

o Grant immediate access to 816 Partners and Hellman & Friedman to conduct due diligence on the same basis that other bidders have been allowed access.

o Do not commit to any terms that would impede a potential transaction with 816 Partners and Hellman & Friedman, e.g., a break-up fee, expense reimbursement, a no shop provision, or any other restrictions limiting our ability to conduct due diligence.

As a shareholder, I am concerned that your representatives have conducted an arbitrarily limited process to date. Based upon public information, it appears that only two potential investors were permitted to conduct due diligence. Again, I am concerned that the form of transaction negotiated has been based on parameters set by your representatives, not the shareholders. The Board owes it to the shareholders to consider proposals other than the two on the table. The deadline of today is artificial and self-imposed. We believe it is never too late to entertain a transaction that is better for all stakeholders.

                                        /s/ Michel





   14 Broad Street, Red Bank NJ 07701 O 732-530-4434 O MDMarks@earthlink.net